Performance Sports Group Reports Fiscal Second Quarter 2016 Results

- PSG Brands Continue to Gain Market Share; Company Increases Fiscal 2017 Cost Savings Initiatives -

EXETER, NH - January 13, 2016 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, reported financial results for its fiscal second quarter ended November 30, 2015.

All figures are in U.S. dollars and reflect the Company’s transition from IFRS to U.S. GAAP. Certain metrics, including those expressed on an adjusted and/or currency-neutral basis, are non-GAAP financial measures (see “Non-GAAP Financial Measures” and the reconciliation tables below).

Fiscal Q2 2016 Financial Overview vs. Year-Ago Quarter

•	Revenues totaled $153.0 million, declining 11% (down 6% in constant currency)

•	Adjusted Gross Profit was $50.6 million, declining 19% (down 2% in constant currency)

•	Adjusted Gross Profit margin was 33.1%, down 300 basis points (up 130 basis points in constant currency)

•	Gross profit was $45.7 million, declining 18% (down 1% in constant currency), and gross profit margin was 29.9%, down 260 basis points (up 160 basis points in constant currency)

•	Adjusted EBITDA was $15.3 million, down 36% (down 2% in constant currency)

•	Adjusted Net Income totaled $5.9 million or $0.13 per share, compared to $11.3 million or $0.24 per share (Q2 2016 Adjusted Net Income of $11.8 million or $0.25 per share in constant currency)

•	Net loss totaled $4.5 million or $(0.10) per share, compared to net income of $1.0 million or $0.02 per share (Q2 2016 net loss of $0.5 million or $(0.01) per share in constant currency)

Management Commentary
“Our brands continue to take market share and demonstrate resilience in very challenging market conditions,” said Kevin Davis, Chief Executive Officer, Performance Sports Group. “During the quarter, BAUER continued to hold the number one market share and its brand affinity remains very strong. Baseball sales were driven by a 28% increase in EASTON’s non-bat categories, while lacrosse sales, driven by strong growth in the MAVERIK line of heads and protective gear, were up 9% in its peak selling season.

“Our earnings continue to be impacted by the rapid weakening of the Canadian dollar, which we estimate lowered our Adjusted EPS by 50% or $0.12 compared to the second quarter of fiscal 2015. However, we continued to execute on the initiatives put in place to improve our operations and help combat impacts from the weakened Canadian dollar. In fact, our plan to improve working capital by $30 million in fiscal 2016 is well on track as year-to-

date we have already reduced inventory by $13 million. We’ve also experienced strong results from our supply chain initiative, and we are increasing our savings expectations for fiscal 2017 to range between $8 and $12 million compared to the $5 to $7 million disclosed previously.”

“As we announced earlier today,” continued Davis, “we are extremely excited about our purchase of the EASTON hockey business. The acquisition adds Easton Hockey’s heritage of innovation to our existing BAUER brand, while also adding intellectual property assets that will enhance our product lines under both the EASTON and BAUER brands. In addition, the acquisition provides us with exclusive control of the EASTON brand in all sports other than cycling and archery. Within the first 12 months of closing, we expect the transaction will operate at approximately break-even EBITDA and will generate positive cash flow. We also expect to record an accounting gain on bargain purchase that will be evaluated in the third quarter of fiscal 2016. However, our updated guidance does not include the impact of this transaction.

“Given the continued weakening of the Canadian dollar since our last stated guidance, we are revising our fiscal 2016 guidance and now expect Adjusted Net Income to range between $0.66 and $0.69 per share. Additionally, we expect Adjusted EPS to range between $0.09 and $0.10 in our fiscal 2016 third quarter and between $0.31 and $0.33 in our fourth quarter. These expectations assume current foreign exchange rates hold in the remainder of our year. In fiscal 2016, we continue to expect that, on a currency-neutral basis, our businesses will outpace the growth of the markets we serve, resulting in revenue gains and increased profitability. Looking to fiscal 2017, at current rates, we expect our results during the first half of the year to be impacted by year-over-year declines in exchange rates, partially offset by the execution of our cost saving initiatives.”

Statement Regarding Recent Market Speculation
Performance Sports Group believes it is prudent to caution investors that it has not received any proposal or communication from any person concerning a potential bid for the Company or similar transaction, and is not otherwise aware of any developments supporting recent speculation in the marketplace. In addition, the board of directors unanimously supports CEO Kevin Davis, the entire management team and the overall strategic direction of the Company, including its OWN THE MOMENT retail initiative for Bauer Hockey.

Fiscal Q2 2016 Financial Results
Revenues in the fiscal second quarter decreased 11% to $153.0 million compared to $172.3 million in the same year-ago quarter. On a constant currency basis, revenues were down 6% to $162.9 million. The 11% decline was primarily due to the unfavorable impact from foreign exchange, variations in product launch cycles in the Company’s hockey segment, as well as retailer consolidation in the U.S. and challenging market conditions in Russia and Eastern Europe. Partially offsetting the revenue decline was 4% constant currency sales growth in the EASTON brand as well as a 9% increase in lacrosse sales.

Adjusted Gross Profit in the second quarter decreased 19% to $50.6 million compared to $62.2 million in the year-ago quarter. On a constant currency basis, Adjusted Gross Profit decreased 2% to $60.9 million. As a percentage of revenues, Adjusted Gross Profit decreased 300 basis points to 33.1% compared to 36.1% in the year-ago quarter, primarily driven by unfavorable foreign exchange rates which more than offset hockey price increases in Canada and lower costs on new hockey product launches in all regions. On a constant currency basis, Adjusted Gross Profit margin was up 130 basis points to 37.4%.

Gross profit in the second quarter decreased 18% to $45.7 million compared to $55.9 million in the year-ago quarter. On a constant currency basis, gross profit decreased 1% to $55.6 million. As a percentage of revenues, gross profit decreased 260 basis points to 29.9% compared to 32.5% in the year-ago quarter. On a constant currency basis, gross profit margin was up 160 basis points to 34.1%.

SG&A expenses in the second quarter increased slightly to $39.5 million compared to $39.1 million in the year-ago quarter. On a constant currency basis, SG&A expenses increased 5% to $41.3 million. As a percentage of revenues and excluding the impact of acquisition-related costs, share-based payment expense, start-up costs related to the Own The Moment Hockey Experience retail store initiative, regulatory compliance costs associated with the Company’s transition to being a U.S. domestic issuer and costs related to the proxy contest in October 2015, SG&A expenses increased 160 basis points to 21.8% compared to 20.2% in the year-ago quarter. This was primarily due to a bad debt write-off in the amount of $0.04 per diluted share related to outstanding receivables for an internet baseball retailer that filed for bankruptcy reorganization. The expense is a rare credit event for the Company and in no way undermines the overall credit worthiness of its customer base.

R&D expenses in the second quarter decreased 8% to $5.9 million compared to $6.4 million in the year-ago quarter. On a constant currency basis, R&D expenses decreased slightly to $6.3 million. As a percentage of revenues, R&D expenses increased 20 basis points to 3.9% compared to 3.7% in the year-ago quarter.

Adjusted EBITDA decreased 36% to $15.3 million compared to $24.0 million in the year-ago quarter. On a constant currency basis, Adjusted EBITDA was $23.5 million, down 2%.

Adjusted Net Income in the second quarter decreased 48% to $5.9 million or $0.13 per diluted share, compared to $11.3 million or $0.24 per diluted share in the year-ago quarter. The impact of foreign currency reduced Adjusted Net Income by approximately $0.12 per diluted share compared to the second quarter last year, and bad debt expense reduced Adjusted Net Income by approximately $0.04 per share. On a constant currency basis, Adjusted Net Income was $11.8 million or $0.25 per diluted share, up 4% from the prior year quarter of $11.3 million.

Net loss in the second quarter was $4.5 million or $(0.10) per diluted share, compared to net income of $1.0 million or $0.02 per diluted share in the year-ago quarter. On a constant currency basis, net loss was $0.5 million or $(0.01) per diluted share.

On November 30, 2015, working capital was $341.1 million compared to $362.4 million on November 30, 2014. Total debt was $451.9 million at November 30, 2015 compared to $422.6 million at November 30, 2014. Performance Sports Group’s leverage ratio, defined as term debt outstanding plus trailing twelve months average revolver less cash, divided by trailing twelve months Adjusted EBITDA, stood at 6.61x as of November 30, 2015 compared to 3.62x one year ago. Excluding the impact of foreign currency on the Company's trailing 12-month EBITDA, the leverage ratio was 4.35x.

Six Month Fiscal 2016 Financial Results
Revenues in the first six months of fiscal 2016 decreased 11% to $328.1 million compared to $369.4 million in the same year-ago period. On a constant currency basis, revenues were down 5%.

Adjusted Gross Profit in the first six months decreased 22% to $106.2 million compared to $135.6 million in the year-ago period. As a percentage of revenues, Adjusted Gross Profit was 32.4% compared to 36.7% in the year-ago period. On a constant currency basis, Adjusted Gross Profit decreased 4% to $130.4 million and Adjusted Gross Profit margin increased 30 basis points to 37.0%.

Gross profit in the first six months decreased 18% to $98.4 million compared to $119.9 million in the year-ago period. As a percentage of revenues, gross profit was 30.0% compared to 32.5% in the year-ago period. On a constant currency basis, gross profit increased 2% to $122.1 million and gross profit margin increased 220 basis points to 34.7%.

SG&A expenses increased 6% to $79.6 million compared to $75.0 million in the same period a year ago. As a percentage of revenues and excluding the impact of acquisition-related costs, share-based payment expense, start-up costs related to the Own The Moment Hockey Experience retail store initiative, regulatory compliance costs associated with the Company’s transition to being a U.S. domestic issuer and costs related to the proxy contest in October 2015, SG&A expenses were 20.8% compared to 17.9% in the first six months of fiscal 2015.

R&D expenses decreased 3% to $12.1 million compared to $12.5 million in the year-ago period. As a percentage of revenues, R&D expenses were 3.7% compared to 3.4% in the first six months of fiscal 2015.

Adjusted EBITDA decreased 50% to $31.9 million compared to $63.9 million in the year-ago period. On a constant currency basis, Adjusted EBITDA decreased 14%.

Adjusted Net Income in the first six months of fiscal 2016 decreased 65% to $11.8 million or $0.25 per diluted share, compared to $33.2 million or $0.73 per diluted share in the year-ago period. On a constant currency basis, Adjusted Net Income decreased 15% to $28.4 million or $0.60 per diluted share.

Net loss in the first six months was $8.9 million or $(0.19) per diluted share, compared to net income of $11.8 million or $0.26 per diluted share in the year-ago period. On a constant currency basis, net income was $8.1 million or $0.17 per diluted share.

Segment Review
Hockey revenues in the second quarter decreased 19% (down 11% on a constant currency basis) to $91.9 million compared to the year-ago quarter, driven by an unfavorable impact from foreign exchange, variations in ice hockey equipment product launch cycles, a decline in performance apparel related to the prior year’s launch of a complete line of 37.5™ apparel, and lower sales to the Company’s Russian and Eastern European distributors.

Hockey EBITDA in the second quarter decreased 43% (up 26% on a constant currency basis) to $7.3 million compared to the year-ago quarter, driven by the aforementioned unfavorable impact from foreign exchange as well as lower revenues, which were partially offset by hockey price increases in Canada, lower costs for new hockey product launches in all regions, negotiated vendor cost savings, and lower SG&A costs largely due to a reduction in performance-based incentives.

Baseball/Softball revenues in the second quarter increased 4% (including and excluding the impact of foreign currency) to $50.9 million compared to the year-ago quarter. This was due to 29% growth in non-bat categories, partially offset by the launch of only one bat family for EASTON compared to a two-family launch last year.

Baseball/Softball EBITDA in the second quarter decreased 31% (including and excluding the impact of foreign currency) to $7.9 million, which was largely driven by a bad debt write-off related to outstanding receivables for an internet baseball retailer that filed for bankruptcy reorganization, as well as the aforementioned product launch timing differences, EASTON product mix, and other SG&A investments in marketing and IT which were partially offset by a reduction in performance-based incentives.

Revenues in the Company’s “Other Sports” segment, which comprises lacrosse and soccer, increased 5% (or 7% on a constant currency basis) to $10.2 million. This was due to a 9% increase in lacrosse sales, which was driven by continued strong growth in MAVERIK’s line of heads and protective gear, as well as growth in the helmet category due to the prior year NOCSAE decertification of the lacrosse CASCADE R model helmet.

Other Sports EBITDA in the second quarter decreased 36% (down 43% on a constant currency basis) to $1.0 million compared to $1.5 million in the year-ago quarter, driven by an increase in SG&A investments.

Conference Call
Performance Sports Group will hold a conference call tomorrow, January 14, 2016, at 10:00 a.m. Eastern time to discuss its fiscal 2016 second quarter results.

The Company’s CEO Kevin Davis, President of PSG Brands Amir Rosenthal, and CFO Mark Vendetti will host the conference call, followed by a question and answer period.

Date: Thursday, January 14, 2016
Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)
Toll-free dial-in number: 1-888-505-4369
International dial-in number: 1-719-325-2448
Conference ID: 373042

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=117649 and via the investors section of the Company’s website at www.PerformanceSportsGroup.com .

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through January 28, 2016.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 373042

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA and Other Sports EBITDA and constant currency metrics are non-GAAP financial measures. These non-GAAP financial measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. When used, these measures are defined in such terms as to allow the reconciliation to the closest GAAP measure. These measures are provided as additional information to complement those GAAP measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under GAAP. The Company uses non-GAAP financial measures, such as Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA and Other Sports EBITDA and constant currency metrics, to provide investors with a supplemental measure of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-GAAP financial measures in the evaluation of issuers. The Company also uses non-GAAP financial measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets, and to assess its ability to meet future debt service, capital expenditure, and working capital requirements.

Adjusted Gross Profit is defined as gross profit plus the following expenses which are part of cost of goods sold: (i) amortization and depreciation of intangible assets, (ii) non-cash charges to cost of goods sold resulting from fair market value adjustments to inventory as a result of business acquisitions, (iii) reserves established to dispose of obsolete inventory acquired from acquisitions and (iv) other one-time or non-cash items. Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-Canadian initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted EPS is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-related intangible assets for acquisitions since the Company’s initial public offering in Canada, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

The profitability of the Company’s operating segments is evaluated using EBITDA adjusted for items excluded by the Chief Operating Decision Maker. Certain Company functional platform costs are directly allocated to each operating segment based on usage or other relevant operational metrics. Company’s functional platform costs consist of expenses incurred by centrally-managed functions, including global information systems, finance and legal, distribution and logistics, sourcing and manufacturing, and other miscellaneous costs. Company corporate expenses, currency related gains (losses), acquisition related expenses and other costs are not controlled by the management at each operating segment and therefore are excluded from segment EBITDA. Company corporate expenses consist of executive compensation and administration costs, public company costs, certain tax credits and other miscellaneous costs. See “Note 14 - Segment Information” in the Company’s financial statements included in the quarterly report on Form 10-Q dated January 13, 2016.

All references to “constant currency,” a non-GAAP financial measure, reflect the impact of translating the current period results at the monthly foreign exchange rates of the prior year period, the effect of changes in the value of the Canadian dollar against the U.S. dollar on our cost of goods purchased for sale outside of the United States, including the related realized gains/losses on derivatives and the realized gains/losses generated from revaluing non-functional currency assets and liabilities. The reported foreign exchange impact does not include the impact of fluctuations in Asian currencies against the U.S. dollar and their related effect on our Asian-sourced finished goods. For more information, see “Part 1. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting our Performance - Impact of Foreign Exchange and Hedging Practices” in the Company’s quarterly report on Form 10-Q dated January 13, 2016.

A reconciliation of these non-GAAP financial measures to the relevant GAAP measure can be found in the tables at the end of this press release and in the Company's quarterly report on Form 10-Q dated January 13, 2016 under “Non-GAAP Financial Measures.”

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, our plan to improve working capital by $30 million in fiscal 2016, our expectation that our supply chain initiative will result in savings for fiscal 2017 to range between $8 and $12 million, our expectation that, on a currency-neutral basis, our businesses will outpace the growth of the markets we serve, resulting in revenue gains and increased profitability, our expectation that, at current currency rates, our results during the first half of fiscal 2017 will be impacted by year-over-year declines in exchange rates, which will be partially offset by the execution of our cost savings initiatives, our expectation that within the 12 months following closing of the acquisition of the Easton Hockey business, the Easton Hockey business will operate at approximately break-even EBITDA and will generate positive cash flow, and our expectation that we will record an accounting gain on bargain purchase in the third quarter of fiscal 2016.The words "may," "will," "would," "should,"

"could," "expects," "plans," "intends," "trends," "indications," "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Implicit in forward-looking statements in respect of Adjusted EPS ranging between $0.09 and $0.10 in our third quarter of fiscal 2016 and between $0.31 and $0.33 in our fourth quarter of fiscal 2016 and Adjusted EPS ranging between $0.66 and $0.69 per share for fiscal 2016, are assumptions regarding currency rates remaining at or near current levels for the remainder of fiscal 2016, our businesses outpacing the growth of the markets we serve, resulting in revenue gains and increased profitability, the Company achieving its currently expected levels of booking orders, repeat orders and team orders for each sport for the remainder of the fiscal year, realizing the expected savings from its cost savings initiatives and maintaining a tax rate at or near recent historical levels. These assumptions, although considered reasonable by the Company at the time of preparation, may prove to be incorrect. Readers are cautioned that actual future operating results and economic performance of the Company, including with respect to our anticipated Adjusted EPS in the third and fourth quarter of fiscal 2016 and Adjusted EPS in fiscal 2016, are subject to a number of risks and uncertainties, including, among other things described below, general economic, market and business conditions, changes in foreign currency rates, inability to translate booking orders into realized sales, inability to introduce new and innovative products, inability to generate demand for our products, and inability to achieve the benefits anticipated from the Company’s cost savings initiatives, and could differ materially from what is currently expected as set out above.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to maintain and enhance brands, inability to introduce new and innovative products, intense competition in the sporting equipment and apparel industries, inability to own, enforce, defend and protect intellectual property rights worldwide, costs associated with potential lawsuits to enforce, defend or protect intellectual property rights, inability to protect our known brands and rights to use such brands, infringement of intellectual property rights of others, inability to translate booking orders into realized sales, including risks associated with changes in the mix or timing of orders placed by customers, seasonal fluctuations in our operating results and the trading price of our Common Shares, decrease in popularity of ice hockey, baseball and softball, roller hockey or lacrosse, reduced popularity of the National Hockey League, Major League Baseball or other professional or amateur leagues in sports in which our products are used, adverse publicity of athletes who use our products or the sports in which our products are used, inability to ensure third-party suppliers will meet quality and regulatory standards, reliance on third-party suppliers and manufacturers, disruption of distribution systems, loss of significant customers or suppliers, loss of key customers’ business due to customer consolidation, losses resulting from customer insolvency events, change in the sales mix towards larger customers, cost of raw materials, shipping costs and other cost pressures, risks associated with doing business abroad, inability to expand into international market segments, inability to accurately forecast demand for products, inventory shrinkage, excess inventory due to inaccurate demand forecasts, product liability, warranty and recall claims, inability to successfully design products that satisfy testing protocols and standards established by testing and athletic governing bodies, inability to obtain and maintain necessary approvals in respect of products that may be considered medical devices, inability to successfully open and operate Own The Moment Hockey Experience retail stores, inability to successfully implement our strategic initiatives on anticipated timelines, including our profitability improvement initiative, risks associated with our third-party suppliers and manufacturers failing to manufacture products that comply with all applicable laws and regulations, inability to source merchandise profitably in the event new trade restrictions are imposed or existing trade restrictions become more burdensome, departure of senior executives or other key personnel with specialized market knowledge and technical skills, litigation, including certain class action lawsuits, employment or union-related disputes, disruption of information technology systems, including damages from computer viruses, unauthorized access, cyberattack and other security vulnerabilities, potential environmental liabilities, restrictive covenants in our credit facilities, increasing levels of indebtedness, inability to generate sufficient cash to fund operations or service the Company’s indebtedness, failure to make, integrate, and maintain new acquisitions, inability to realize growth opportunities or cost synergies that are anticipated to result from new acquisitions such as Easton Baseball/Softball and Easton Hockey, undisclosed liabilities acquired pursuant to recent acquisitions, volatility in the market price for Common Shares, possibility that we will need additional capital in the future, incurrence of additional expenses as a result of the loss of our foreign private issuer status, assertion that the acquisition of the Bauer Hockey Business at the time of the Canadian IPO was an inversion transaction, our current intention not to pay cash dividends, dependence on the performance of subsidiaries given the our status as a holding company, potential inability of investors to enforce judgments against the Company and its directors, fluctuations in the value of certain foreign currencies, including the Canadian dollar, in relation to the U.S. dollar, and other world currencies, general adverse economic and market conditions, changes in government regulations, including tax laws and unanticipated tax liabilities and natural disasters and geo-political events, as well as the factors identified in the "Risk Factors" sections of the Company’s annual report on Form 10-K and quarterly report on Form 10-Q dated January 13, 2016, which are available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	November 30, 2015	May 31, 2015
ASSETS
Cash	$6,595	$2,932
Restricted cash	4,000	—
Trade and other receivables, net of allowance for doubtful accounts of $6,715 and $2,038, respectively	228,223	199,375
Inventories, net	156,979	174,546
Income taxes receivable	9,817	7,393
Deferred income taxes	15,283	15,465
Prepaid expenses and other current assets	6,648	4,985
Total current assets	427,545	404,696

Property, plant and equipment, net of accumulated depreciation of $23,550 and $19,337, respectively	65,615	47,051
Goodwill	102,726	102,755
Intangible assets, net	277,347	276,754
Deferred income taxes	3,188	8,150
Other non-current assets	11,461	5,511
TOTAL ASSETS	$887,882	$844,917

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$129,926	$90,550
Accounts payable	44,131	41,518
Accrued liabilities	48,368	45,756
Current portion of retirement benefit obligations	302	320
Current portion of financing and capital lease obligations	186	179
Total current liabilities	222,913	178,323

Long-term debt	322,017	320,271
Retirement benefit obligation	4,721	5,057
Financing and capital lease obligations	25,752	14,406
Deferred income taxes	14,321	14,741
Other non-current liabilities	649	358
TOTAL LIABILITIES	590,373	533,156

STOCKHOLDERS' EQUITY
Common stock, no par value; unlimited shares authorized; 45,566,680, and 45,552,180 shares issued and outstanding at November 30, 2015 and May 31, 2015, respectively	273,382	273,332
Additional paid-in capital	2,800	5,385
Retained earnings	47,167	56,022
Accumulated other comprehensive loss	(25,840)	(22,978)
TOTAL STOCKHOLDERS' EQUITY	297,509	311,761
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$887,882	$844,917

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
(In thousands, except share and per share data)

	Three months ended November 30,		Six months ended November 30,
	2015	2014	2015	2014
Revenues	$153,030	$172,254	$328,076	$369,389
Cost of goods sold	107,347	116,321	229,692	249,520
Gross profit	45,683	55,933	98,384	119,869
Selling, general and administrative expenses	39,509	39,138	79,640	74,951
Research and development expenses	5,912	6,412	12,145	12,534
Operating income	262	10,383	6,599	32,384
Interest expense, net	5,452	4,785	10,282	10,192
Realized gain on derivatives	(1,378)	(1,271)	(1,237)	(3,447)
Unrealized (gain) loss on derivatives	682	(563)	(1,365)	939
Foreign exchange loss	1,214	5,086	8,313	7,098
Other expenses (income)	(83)	77	(34)	89
Income (loss) before income taxes	(5,625)	2,269	(9,360)	17,513
Income tax expense (benefit)	(1,122)	1,238	(505)	5,735
Net income (loss)	$(4,503)	$1,031	$(8,855)	$11,778

Earnings (loss) per share:
Basic	$(0.10)	$0.02	$(0.19)	$0.27
Diluted	$(0.10)	$0.02	$(0.19)	$0.26
Weighted-average shares outstanding:
Basic	45,556,790	44,204,438	45,554,483	42,999,000
Diluted	45,556,790	46,659,728	45,554,483	45,460,620

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Six Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
Gross profit	$45.7	$55.9	$98.4	$119.9
Amortization & depreciation of intangible assets	3.1	3.6	6.0	6.8
Inventory step-up/step-down & reserves	—	0.9	—	7.1
Other	1.8	1.8	1.8	1.8
Adjusted Gross Profit	$50.6	$62.2	$106.2	$135.6

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Six Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
Net income (loss)	$(4.5)	$1.0	$(8.9)	$11.8
Income tax expense (benefit)	(1.1)	1.2	(0.5)	5.7
Depreciation & amortization	5.7	5.6	10.9	10.7
Interest expense, net	4.8	4.1	9.1	8.9
Deferred financing fees	0.6	0.6	1.2	1.3
Unrealized (gain)/loss on derivative instruments, net	0.7	(0.6)	(1.4)	0.9
Foreign exchange (gain)/loss	1.2	5.1	8.3	7.1
EBITDA	$7.4	$17.0	$18.7	$46.4
Acquisition Related Charges:
Inventory step-up/step-down & reserves	—	0.9	—	7.1
Rebranding/integration costs	4.3	1.1	7.2	3.5
Acquisition costs	0.3	0.9	1.9	1.0
Subtotal	$4.6	$2.9	$9.1	$11.6
Costs related to share offerings	—	—	—	0.1
Share-based payment expense	1.4	1.6	2.1	3.3
Other	1.9	2.5	2.0	2.5
Adjusted EBITDA	$15.3	$24.0	$31.9	$63.9

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME AND TO ADJUSTED EPS (UNAUDITED)
(Expressed in millions of U.S. dollars, except share and per share amounts)

	Three Months Ended		Six Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
Net income (loss)	$(4.5)	$1.0	$(8.9)	$11.8
Foreign exchange loss / (gain)	2.8	3.7	7.9	6.7
Costs related to share offerings	—	—	—	0.1
Acquisition-related charges	7.3	6.2	14.6	18.0
Share-based payment expense	1.4	1.6	2.1	3.4
Other	1.9	2.5	1.9	2.5
Tax impact on above items	(3.0)	(3.7)	(5.8)	(9.3)
Adjusted Net Income (Loss)	$5.9	$11.3	$11.8	$33.2
Average diluted shares outstanding	46,910,729	46,659,728	47,110,824	45,459,179
Adjusted EPS	$0.13	$0.24	$0.25	$0.73

PERFORMANCE SPORTS GROUP LTD.
CHANGE IN THE REPORTED U.S. DOLLARS VERSUS CONSTANT CURRENCY U.S. DOLLARS (UNAUDITED)
(Expressed in millions of U.S. dollars, except per share amounts)

	Three Months Ended
	November 30, 2015
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$153.0	$162.9	$(9.9)	(6.1)%
Gross Profit	$45.7	$55.6	$(9.9)	(17.8)%
Selling, general & administrative	$39.5	$41.3	$(1.8)	(4.4)%
Research & development	$5.9	$6.3	$(0.4)	(6.3)%
Adjusted Gross Profit	$50.6	$60.9	$(10.3)	(16.9)%
Adjusted EBITDA	$15.3	$23.5	$(8.2)	(34.9)%
Adjusted Net Income	$5.9	$11.8	$(5.9)	(50.0)%
Adjusted EPS	$0.13	$0.25	$(0.12)	(48.0)%
Adjusted Gross Profit %	33.1%	37.4%	(4.3)%	—

	Six Months Ended
	November 30, 2015
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$328.1	$352.4	$(24.3)	(6.9)%
Gross Profit	$98.4	$122.1	$(23.7)	(19.4)%
Selling, general & administrative	$79.6	$82.8	$(3.2)	(3.9)%
Research & development	$12.1	$12.9	$(0.8)	(6.2)%
Adjusted Gross Profit	$106.2	$130.4	$(24.2)	(18.6)%
Adjusted EBITDA	$31.9	$54.9	$(23.0)	(41.9)%
Adjusted Net Income	$11.8	$28.4	$(16.6)	(58.5)%
Adjusted EPS	$0.25	$0.60	$(0.35)	(58.3)%
Adjusted Gross Profit %	32.4%	37.0%	(4.6)%	—

PERFORMANCE SPORTS GROUP LTD.
SEGMENT RESULTS (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Six Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014

Revenues:
Hockey	$91.9	$113.4	$229.4	$273.8
Baseball/Softball	50.9	49.2	83.1	81.6
Other Sports	10.2	9.7	15.6	14.0

Total Revenues	$153.0	$172.3	$328.1	$369.4

Reconciliation of Segment EBITDA to Income Before Income Taxes
Hockey	$7.3	$12.9	$26.5	$51.9
Baseball/Softball	7.9	11.5	9.1	15.2
Other Sports	1.0	1.5	—	0.1

Total Segment EBITDA	$16.2	$25.9	$35.6	$67.2

Corporate expenses	(0.9)	(1.9)	(3.6)	(3.3)
Acquisition related expenses	(4.6)	(2.9)	(9.1)	(11.6)
Depreciation and amortization	(5.7)	(5.4)	(10.9)	(10.6)
Interest expense, net	(5.5)	(4.8)	(10.3)	(10.2)
Currency related losses	(1.9)	(4.5)	(6.9)	(8.0)
Other	(3.2)	(4.1)	(4.2)	(6.0)

Income (loss) before income taxes	$(5.6)	$2.3	$(9.4)	$17.5

Company Contact:
Mark Vendetti
Chief Financial Officer
Tel 1-603-430-2111
investors@performancesportsgroup.com

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-610-5813
media@performancesportsgroup.com